NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
May 9, 2006	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES FIRST QUARTER RESULTS

Net income of $4.7 million for the first-quarter ended March 31, 2006.

SEATTLE, WA, May 9, 2006 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, today announced its first-quarter 2006 results.

First Quarter 2006 Highlights

•	Settled Texas jury verdict awarded in February 2005 and recorded an expense reduction of approximately $13.0 million.
•
Added 110 net occupied units and 168 residents from the last day of December 2005 to last day of March 2006, increasing occupancy to 85.0%. Average occupancy for the first quarter of 2006 was 83.9% compared to 85.0% for the first quarter of 2005.

•
Increased average monthly revenue per unit to $3,046 from $2,902 in the comparable quarter last year as a result of our rate enhancement initiatives, adding approximately $4.7 million in incremental revenues for the quarter.

•	Added a new managed community to our portfolio in Tewksbury, Massachusetts and completed an expansion of our Lubbock, Texas community.
•	Issued 1,298,766 shares of Common Stock in exchange of all outstanding stock warrants and $3.0 million in cash during the quarter.

Summary of First Quarter Results

For the first quarter of 2006, we reported total revenues of $101.1 million compared to $94.8 million for the same period of 2005, an increase of $6.3 million. Approximately $4.0 million of this increase is related to seven additional communities added since the comparable period last year. The remaining net revenue increase of $2.3 million was mainly due to an increase in the average monthly revenue per unit to $3,046 from $2,902 in the comparable quarter last year, partially offset by fourth quarter 2005 occupancy levels that ended short of first quarter 2005 levels and carried over into the current year quarter.

We believe the decline in occupancy from the first quarter of 2005 was related to our review of operations in response to the Texas verdict, which resulted in more conservative admission and discharge policies to insure our services were more than adequate to care for our residents, and not a signal of any underlying operating performance issues or industry trends. We also believe this occupancy decline has bottomed out as evidenced by an increase in our average occupancy from December 31, 2005, to March 31, 2006, increasing by a net of 110 occupied units and 168 residents.

Community operating expenses for the current year quarter include a $12.2 million positive adjustment for the Texas jury verdict settlement, and is presented separately in the statement of operations. Excluding that adjustment, operating expenses increased in 2006 by $6.0 million. Approximately $2.3 million of the increase was due to the acquisition of new communities since the comparable quarter last year, and the remaining $3.7 million was due to increases in labor-related costs, utilities, facility repairs and maintenance, and other general cost increases.

General and administrative expenses increased $1.4 million to $8.7 million in the first quarter of 2006. This increase was primarily related to staffing costs for regional and corporate overhead positions of approximately $315,000, non-cash stock option compensation expenses of $135,000, and approximately $230,000 in other employee benefit expenses. In addition, our accounting, legal, and consulting fees increased by $754,000, including direct project costs to comply with internal control requirements under the Sarbanes-Oxley Act of 2002, and increases in our audit fees.

Our overall property-related costs increased to $34.8 million in the current quarter from $33.1 million in the comparable quarter last year. The overall increase of $2.5 million was offset by an interest accrual reversal of $.8 million related to the Texas settlement, and is primarily the result of the addition of seven new communities since December 31, 2004, and lease escalators in our existing leases. Our property-related costs include the impact of expenses related to straight-line rent, and capital and financing lease treatment that exceeded our actual cash lease payments by $5.5 million and $6.1 million for the quarters ended March 31, 2006 and 2005, respectively.

Excluding the effect of the Texas settlement adjustment, our net loss from continuing operations for the first quarter of 2006 would have been $8.3 million compared to a loss of $5.2 million for the first quarter of 2005. This change is primarily due to occupancy levels, as discussed above.

Dan Baty, the Company’s CEO, stated “We are pleased with our success in increasing our occupancy from December 2005 levels. We are aggressively responding to the decline in occupancy through increased marketing initiatives, programs that address resident mix, and other community-level enhancements to attract long-term residents. We believe these initiatives will increase our occupancy over time, and in conjunction with a continuing increase in our average monthly revenue per unit, will have a significant positive impact on operating performance.”

For a more detailed understanding of Emeritus, please refer to our annual Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, and our quarterly Form 10-Q filed with the Securities and Exchange Commission on May 10, 2006, or visit our Internet site at www.emeritus.com to obtain a copy.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates 183 communities representing capacity for approximately 18,600 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.

EMERITUS ASSISTED LIVING
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Quarter Ended
	March 31,		December 31,
	2006	2005	2005
Revenues:
Community revenue	$98,895	$92,488	$97,033
Other service fees	1,714	1,708	1,667
Management fees	457	598	464
Total operating revenues	101,066	94,794	99,164

Expenses:
Community operations (exclusive of depreciation and amortization
and facility lease expense shown separately below)	66,367	60,405	66,191
Texas lawsuit settlement	(12,207)	-	-
General and administrative	8,731	7,333	7,403
Depreciation and amortization	12,150	11,287	11,850
Facility lease expense	10,918	9,737	10,806
Total operating expenses	85,959	88,762	96,250
Operating income (loss) from continuing operations	15,107	6,032	2,914

Other income (expense):
Interest income	871	231	624
Interest expense	(11,731)	(12,118)	(12,727)
Gain on sale of investment in Alterra Healthcare Corporation	-	-	34,118
Equity earnings (losses) in unconsolidated joint ventures	(96)	-	(90)
Other, net	596	740	810
Net other income (expense)	(10,360)	(11,147)	22,735

Income (loss) from continuing operations before income taxes	4,747	(5,115)	25,649
Provision for income taxes	(10)	(115)	(8,147)
Income (loss) from continuing operations	4,737	(5,230)	17,502
Income (loss) from discontinued operations	(10)	1,191	1,051
Net income (loss)	4,727	(4,039)	18,553
Preferred stock dividends	-	(957)	-
Net income (loss) to common shareholders	$4,727	$(4,996)	$18,553

Basic income (loss) per common share:
Continuing operations	$0.28	$(0.57)	$1.07
Discontinued operations	-	0.11	0.06
	$0.28	$(0.46)	$1.13
Diluted income (loss) per common share:
Continuing operations	$0.25	$(0.57)	$0.90
Discontinued operations	-	0.11	0.05
	$0.25	$(0.46)	$0.95

Weighted average common shares outstanding :
Basic	17,030	10,821	16,398

Diluted	18,819	10,821	20,002